Exhibit 10.24

CONVERGYS CORPORATION

DEFERRED COMPENSATION AND LTIP AWARD DEFERRAL PLAN

FOR NON-EMPLOYEE DIRECTORS

(Amended and Restated Effective February 24, 2004)

i

CONVERGYS CORPORATION

DEFERRED COMPENSATION AND LTIP AWARD DEFERRAL PLAN

FOR NON-EMPLOYEE DIRECTORS

SECTION 1

NAME AND PURPOSE OF PLAN

1.1 Name. The plan set forth herein shall be known as the Convergys Corporation Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors (the “Plan”), and was previously known as the Convergys Corporation Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors.

1.2 Purpose. The purpose of the Plan is to provide deferred compensation for those members of the Board of Directors of Convergys Corporation (“Convergys”) who are not employees of Convergys and to encourage ownership of common stock of Convergys by members of its Board of Directors who are not employees of Convergys but who participate in the Convergys Corporation 1998 Long Term Incentive Plan (“LTIP”).

1.3 Effective Date. The Plan was originally effective on January 1, 1999 (the “Effective Date”). It is hereby amended and restated effective February 24, 2004.

1.4 Predecessor Plan. The Plan is intended to assume and discharge all of the obligations of Cincinnati Bell Inc. (“CBI”) under CBI’s Deferred Compensation Plan for Outside Directors (the “CBI Plan”) with respect to those members of the Board of Directors of Convergys who were participating in the CBI Plan immediately prior to the Effective Date.

SECTION 2

GENERAL DEFINITIONS; GENDER AND NUMBER

2.1 General Definitions. For purposes of the Plan, the following terms shall have the meanings hereinafter set forth unless the context otherwise requires:

2.1.1 “Accounts” means, collectively, all outstanding Cash Deferral Accounts, Predecessor Plan Accounts, Option Gain Deferral Accounts and Restricted Stock Accounts maintained for a Non-Employee Director.

2.1.2 “Act” shall mean the Securities Act of 1934.

2.1.3 “Board” means the Board of Directors of Convergys.

2.1.4 “Beneficiary” means the person or entity designated by a Participant, on forms furnished and in the manner prescribed by the Committee, to receive any benefit payable under the Plan after the Participant’s death. If a Participant fails to designate a beneficiary or if, for any reason, such designation is not effective, the Participant’s “Beneficiary” shall be the Participant’s surviving spouse or, if none, the Participant’s estate.

2.1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.1.6 “Convergys Shares” means common shares of Convergys.

2.1.7 “Committee” means the Compensation and Benefits Committee of the Board.

2.1.8 “Credited Service” means active service as a Non-Employee Director, including service as a non-employee member of the CBI Board of Directors prior to the Effective Date. One year of Credited Service shall be given for each twelve full months of Credited Service, whether or not consecutive. A fraction of a year of Credited Service shall be rounded up or down to the nearest whole year.

2.1.9 “Option” shall mean a nonqualified stock option to purchase Convergys Shares granted under the LTIP, as amended.

2.1.10 “Option Price” shall mean the exercise price of an Option granted under the LTIP, as amended.

2.1.11 “Optionee” shall mean such individuals who are participants in and holders of options granted under the LTIP, as amended.

2.1.12 “Other Fee” means any fee for Non-Employee Directors established by the Board for attending Board or committee meetings or for serving as a chair of a Board committee, but shall not include the Retainer or expense reimbursements.

2.1.13 “Other Fee Payment Date” means the date on which any Other Fee is payable to a Non-Employee Director.

2.1.14 “Non-Employee Director” means any member of the Board who is not an employee of Convergys, but shall not include any person serving as Director Emeritus.

2.1.15 “Participant” means a person who has served as a Non-Employee Director on or after the Effective Date, who has elected to defer his Retainer, Other Fees, the net proceeds of the exercise of an Option under the LTIP and/or Restricted Stock under the LTIP and whose Account has not been fully paid or forfeited, as the case may be.

2.1.16 For purposes of the Plan, “Restricted Stock Award” means an award of Convergys Shares under the Convergys 1998 Long Term Incentive Plan (the “1998 LTIP”) which is in the form of restricted stock or in the form of restricted stock units.

2.1.17 “Retainer” means the annual fee for Non-Employee Directors established by the Board, but shall not include meeting fees, fees for serving as a chair of a Board committee or expense reimbursements.

2.1.18 “Retainer Payment Date” means the quarterly dates on which the Non-Employee Directors’ Retainer is paid.

2.1.19 “Valuation Date” means the last day of each calendar year and the date as of which any payment is to be made under the Plan.

2.2 Gender and Number. For purposes of the Plan, words used in any gender shall include all other genders, words used in the singular form shall include the plural form, and words used in the plural form shall include the singular form, as the context may require.

SECTION 3

DEFERRALS

3.1 Election of Deferrals of Retainer and/or Other Fees. Subject to such rules as the Committee may prescribe, a Non-Employee Director may elect to defer up to 100% of the Non-Employee Director’s Retainer and/or Other Fees for any calendar year by completing a deferral form and filing such form with the Committee prior to January 1 of such calendar year (or such earlier date as may be prescribed by the Committee). Notwithstanding the foregoing, if a Non-Employee Director first becomes a Non-Employee Director after the first day of a calendar year, such Non-Employee Director may elect to defer up to 100% of the Non-Employee Director’s Retainer and/or Other Fees for the remainder of the calendar year by completing and signing a deferral form provided by the Committee and filing such form with the Committee within 30 days of the date on which the Non-Employee Director first becomes a Non-Employee Director. Any election under the preceding sentence shall be effective as of the first Retainer Date or Other Fee Payment Date, as the case may be, after the date the election is filed.

3.2 Changing Deferrals of Retainer and/or Other Fees. Subject to such rules as the Committee may prescribe, a Non-Employee Director who has elected to defer a portion or all of any Retainer and/or Other Fee may change the amount of the deferral from one permissible amount to another, effective as of any January 1, by completing and signing a new deferral form and filing such form with the Committee prior to such January 1 (or such earlier date as may be prescribed by the Committee).

3.3 Election of Deferrals of Option Gains. Subject to such rules as the Committee may prescribe, a Non-Employee Director may elect, at the discretion of, and in accordance with rules which may be established by the Committee, to defer delivery of the net proceeds of the exercise of an Option under the LTIP. Such election is irrevocable and must be made at least six months prior to the date that such Option is exercised (or such longer or shorter period as may be determined by the Committee). In the event that the exercise is tendered in the form of Convergys stock, the proceeds of such exercise that consist of an amount equal to the Exercise Price shall be promptly repaid at the date of exercise under the terms of the LTIP.

3.4 Election of Deferral of Restricted Stock. Subject to such rules as the Committee may prescribe, a Non-Employee Director who has received a Restricted Stock Award may elect to surrender any of the restricted Convergys Shares (or in case of an award of restricted stock units, may elect to forfeit his right to receive in the future all or a portion of the Convergys Shares subject to such units) as of any date permitted by the Committee (not later than six months prior to the date on which the restrictions otherwise applicable to such shares would lapse (or, in the case of restricted stock units, the date on which the Convergys Shares would have otherwise been issued).

SECTION 4

MAINTENANCE AND VALUATION OF ACCOUNTS

4.1 Cash Deferral Accounts. There shall be established for each Non-Employee Director who has made an election under Section 3.1 a separate Account, called a Cash Deferral Account, which shall reflect the amount of Retainer and Other Fees he has elected to defer under Section 3.1 and the assumed investment thereof. On each Retainer Payment Date and Other Fee Payment Date after the Effective Date, there shall be credited to each Non-Employee Director’s Cash Deferral Account the amount of the Retainer or Other Fee which the Non-Employee Director has elected to defer under Section 3.1. Amounts credited to a Non-Employee Director’s Cash Deferral Account under this Section 4.1 shall be assumed to be invested in such types of investments as may be permitted by the Committee pursuant to the Participant’s investment election.

4.2 Predecessor Plan Accounts. In the case of a Non-Employee Director who was participating in the CBI Plan immediately prior to the Effective Date, the balance then credited to the Non-Employee Director’s Account under the CBI Plan shall be transferred to an Account established under this Plan, called a Predecessor Plan Account, as of the Effective Date. From and after such transfer, the Non-Employee director shall cease to have any further rights under the CBI Plan. To the extent that a Non-Employee Director’s CBI Plan Account was assumed to have been invested in common shares of CBI (“CBI Shares”) immediately prior to the Effective Date, the Non-Employee Director’s Predecessor Plan Account in this Plan shall be credited with one Convergys Share and one CBI Share (adjusted in value to reflect the Convergys Shares distributed to CBI’s shareholders on the Effective Date) for each CBI Share credited to the Non-Employee Director’s CBI Plan Account immediately prior to the Effective Date. Amounts credited to a Non-Employee Director’s Predecessor Plan Account under this Section 4.2 shall be assumed to be invested in such types of investments as may be permitted by the Committee pursuant to the Participant’s election.

4.3 Option Gain Deferral Accounts. There shall be established for each Non-Employee Director who has made an election under Section 3.3 a separate Account, called an Option Gain Deferral Account, which shall reflect the amount deferred under Section 3.3 and the assumed investment thereof. Upon an exercise subject to an election under Section 3.3, in the case of an exercise with stock, there shall be credited to the Non-Employee Director’s Option Gain Deferral Account an amount equal to the difference between the Option Price per share and the Fair Market Value on the date of exercise, multiplied by the number of Options exercised by the Non-Employee Director and in respect of which the Non-Employee Director shall have made the deferral election. In the case of an exercise using other than stock, there shall be credited to the Non-Employee Director’s Option Gain Deferral Account an amount equal to the total shares attributable to the exercise and in respect of which the Non-Employee Director shall have made the deferral election. Amounts credited to a Non-Employee Director’s Option Gain Deferral Account under this Section 4.3 shall be assumed to be invested exclusively in Convergys Shares.

4.4 Restricted Stock Accounts. There shall be established for each Non-Employee Director who has made an election under Section 3.4 a separate Account, called a Restricted Stock Account, which shall reflect the value of the Convergys Shares surrendered by the Non-Employee Director under Section 3.4 and the assumed investment thereof. Subject to such rules as the Committee may prescribe, an amount equal to the number of Convergys Shares surrendered by the Non-Employee Director under Section 3.4 (or, in the case of restricted stock units, an amount equal to the number of Convergys Shares that the Non-Employee Director has agreed to forfeit his right to receive) shall be credited to the Non-Employee Director’s Restricted Stock Account as of the day on which the Convergys Shares (or right to receive Convergys Shares) are surrendered to Convergys (or forfeited), except in the case of Restricted Stock Awards that are conditioned upon the satisfaction of certain objective performance criteria, in which case the credit shall be made once it has been determined to what extent such objective performance criteria has been satisfied and the amount of shares with respect to which restrictions would have otherwise lapsed (or, in the case of restricted stock units, the amount of Convergys Shares that would have otherwise been issued). Amounts credited to the Key Employee’s Restricted Stock Account shall be assumed to be invested exclusively in Convergys Shares.

4.5 Convergys Shares. To the extent that a Participant’s Account is assumed to be invested in Convergys Shares and has not been paid or forfeited, as the case may be:

4.5.1 Whenever any cash dividends are paid with respect to Convergys Shares, an additional amount shall be credited to the Participant’s Account as of the dividend payment date. The additional amount to be credited to each account shall be determined by multiplying the per share cash dividend paid with respect to the Convergys Shares on the dividend payment date by the number of assumed Convergys Shares credited to the Participant’s Account on the day preceding the dividend payment date. Such additional amount credited to the Account shall be assumed to be invested in additional Convergys Shares on the day on which such dividends are paid.

4.5.2 If there is any change in Convergys Shares through the declaration of a stock dividend or a stock split or through a recapitalization resulting in a stock split, or a combination or a change in shares, the number of shares assumed to be purchased for each Account shall be appropriately adjusted.

4.5.3 Whenever Convergys Shares are to be valued for purposes of the Plan, the value of each Convergys Share shall be the average of the high and low price per share as reported on the New York Stock Exchange on that date or, if no Convergys Shares were traded on that date, on the next preceding day on which Convergys Shares were traded.

4.6 Valuation. As of each Valuation Date, each Participant’s Account shall be adjusted to reflect all amounts credited to the Account since the preceding Valuation Date, any gains or losses in the value of the Account’s assumed investments since the preceding Valuation Date and any payments or forfeitures occurring as of the Valuation Date.

SECTION 5

DISTRIBUTION

5.1 Timing of Distributions. A Participant may elect to receive the amounts credited to the Participant’s Accounts in up to ten annual installment payments as of or commencing as of (a) in the case of distributions from the Participant’s Cash Deferral and/or Predecessor Plan Accounts, the first business day of the calendar year following the calendar year in which the Participant ceases to be a member of the Board and (b) in the case of distributions from the Participant’s Restricted Stock and/or Option Gain Deferral Account, the date(s) elected by the Participant. If a Participant fails to make such elections within the time prescribed in Section 5.1.2, the amounts credited to the Participant’s Cash Deferral and/or Predecessor Plan Accounts shall be paid to the Participant in one lump sum as of the first business day of the calendar year next following the calendar year in which the Participant ceases to be a member of the Board and the amounts credited to the Participant’s Restricted Stock and Option Gain Deferral Account shall be paid to the Participant in two annual installments with the first installment being made on the first business day of the second calendar year following the calendar year in which the Participant ceases to be a member of the Board.

5.1.1. The amount of each annual installment payable under this Section 5.1 shall be a fraction of the nonforfeitable amount (or, in the case of distributions from the Restricted Stock and/or Option Gain Deferral Accounts, a fraction of the shares) credited to the Participant’s Account as of the installment payment date, the numerator of which is 1 and the denominator of which is equal to the total number of installments remaining to be paid (including the installment to be paid on the subject installment payment date).

5.1.2. Any election under this Section 5.1 relating to the timing of payments from the Participant’s Cash Deferral and/or Predecessor Plan Accounts must be made in writing at least six months prior to the date on which the Participant ceases to be a member of the Board. Any election under this Section 5.2 relating to the timing of payments from the Participant’s Restricted Stock and/or Option Gain Deferral Account must be made at the time of the Participant’s election to defer restricted stock and/or stock option gains.

5.1.3. Notwithstanding any other provision hereof to the contrary, the right to receive payments with respect to that portion of the Participant’s Account attributable to amounts credited under Section 4.2 shall be conditioned on the Participant completing at least five years of Credited Service prior to the date on which the Participant ceases to be a member of the Board. To the extent that a Participant has not satisfied such service requirement prior to the date on which the Participant ceases to be a member of the Board (other than by reason of death), the Participant shall not be entitled to receive any payment with respect to that portion of the Participant’s Account attributable to amounts credited under Section 4.2 and such portion shall be forfeited as of the date on which the Participant ceases to be a member of the Board.

5.1.4 In the case of a Restricted Stock Account, such amounts credited to such Account shall be subject to forfeiture at the same time and to the same extent that the Convergys Shares surrendered (or, in the case of restricted stock units, right to receive Convergys Shares) would have been if such Convergys Shares had not been surrendered (or right forfeited). The provisions of this Section 5.1.4 shall not apply to amounts credited to the Restricted Stock Account under Section 4.6.1 or 4.6.2.

5.2 Death. If a Participant ceases to be a member of the Board by reason of death, or if a Participant dies after ceasing to be a member of the Board but before the amounts credited to the Participant’s Accounts have been paid, the amounts credited to the Participant’s Accounts shall be paid to the Participant’s Beneficiary in one lump sum as of the first business day of the calendar year next following the calendar year in which the Participant’s death occurs; provided, however, that if the Participant has elected to have the Participant’s Accounts distributed in installments and if the Participant dies after distribution has commenced, the remaining installments shall be paid to the Beneficiary as they become due.

5.3 Form of Payment. Payments from a Non-Employee Director’s Restricted Stock and Option Gain Deferral Account shall be paid in the form of Convergys Shares. Payments from a Non-Employee Director’s Cash Deferral and Predecessor Plan Accounts shall be made in cash.

5.4 Change in Control. If a Change in Control of Convergys occurs, the amount credited to each Participant’s Account shall be paid to the Participant in one lump sum as of the day next following the date on which such Change in Control occurs. Unless the Board shall revoke such an entitlement prior to a Change in Control, any Non-Employee Director with an Option Gain Deferral and/or Restricted Stock Account shall be entitled to receive in lieu of Convergys Shares, a cash payment in an amount equal to the (a) in the event of a tender offer or similar event, the final offer price per share paid for Convergys Shares times the number of

Convergys Shares credited to such Account(s) or (b) the aggregate value of the Convergys Shares credited to such Account(s). A “Change in Control of Convergys” shall be deemed to have occurred if, on or after the Effective Date, (i) a tender offer shall be made and consummated for the ownership of 30% or more of the outstanding voting securities of Convergys; (ii) Convergys shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of Convergys, other than affiliates (within the meaning of the Securities Exchange Act of 1934 (the “Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation; (iii) Convergys shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary; (iv) a person, within the meaning of Section 3 (a)(9) or of Section 13(d)(3) (as in effect on the Effective Date) of the Act, shall acquire 20% or more of the outstanding voting securities of Convergys (whether directly, indirectly, beneficially or of record), or a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the Effective Date) of the Act, controls in any manner the election of a majority of the directors; or (v) within any period of two consecutive years after the Effective Date, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the Effective Date) pursuant to the Act.

SECTION 6

ADMINISTRATION OF THE PLAN

6.1 General. The general administration of the Plan and the responsibility for carrying out its provisions shall be placed in the Committee.

6.2 Expenses. Expenses of administering the Plan shall be paid by Convergys.

6.3 Compensation of Committee. The members of the Committee shall not receive compensation for their services as such, and, except as required by law, no bond or other security need be required of them in such capacity in any jurisdiction.

6.4 Rules of Plan. Subject to the limitations of the Plan, the Committee may, from time to time, establish rules for the administration of the Plan and the transaction of its business. The Committee may correct errors, however arising, and as far as possible, adjust any benefit payments accordingly. The determination of the Committee as to the interpretation of the provisions of the Plan or any disputed question shall be conclusive upon all interested parties.

6.5 Agents and Employees. The Committee may authorize one or more agents to execute or deliver any instrument. The Committee may appoint or employ such agents, counsel

(including counsel of Convergys), auditors (including auditors of Convergys), physicians, clerical help and actuaries as in the Committee’s judgment may seem reasonable or necessary for the proper administration of the Plan.

6.6 Indemnification. Convergys shall indemnify each member of the Committee for all expenses and liabilities (including reasonable attorney’s fees) arising out of the administration of the Plan. The foregoing right of indemnification shall be in addition to any other rights to which the members of the Committee may be entitled as a matter of law.

SECTION 7

FUNDING OBLIGATION

Convergys shall have no obligation to fund, either by the purchase of Convergys Shares or by any other means, its obligations to Participants hereunder. If, however, Convergys does elect to allocate assets to provide for any such obligation, the assets allocated for such purpose shall be assets of Convergys subject to claims against Convergys, including claims of Convergys’ creditors, to the same extent as are other corporate assets, and the Participants shall have no right or claim against the assets so allocated, other than as general creditors of Convergys.

SECTION 8

AMENDMENT AND TERMINATION

The Board may amend or terminate the Plan at any time, provided that no amendment shall be made or act of termination taken which adversely affects the accrued benefits of any Participant without such Participant’s consent.

SECTION 9

NON-ALIENATION OF BENEFITS

No Participant or Beneficiary shall alienate, commute, anticipate, assign, pledge, encumber or dispose of the right to receive the payments required to be made by Convergys hereunder, which payments and the right to receive them are expressly declared to be nonassignable and nontransferable.

SECTION 10

MISCELLANEOUS

10.1 Delegation. The Committee may delegate to any person or committee certain of its rights and duties hereunder. Any such delegation shall be valid and binding on all persons and the person or committee to whom or which authority is delegated shall have full power to act in all matters so delegated until the authority expires by its terms or is revoked by the Committee, as the case may be.

10.2 Applicable Law. The Plan shall be governed by applicable federal law and, to the extent not preempted by applicable federal law, the laws of the State of Ohio.

10.3 Separability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceabilty shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

10.4 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

10.5 Counterparts. The Plan may be executed in any number of counterparts, each of which shall be deemed an original. All counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof.

IN WITNESS WHEREOF, Convergys Corporation has caused its name to be subscribed as of the 24th day of February, 2004.

CONVERGYS CORPORATION

By	/s/ Steven C. Mason